Question 77 H.  Changes in control of Registrant




Series 13 - International Equity Portfolio

During the period ended March 31, 20156, the SunAmerica
Series Trust SunAmerica Dynamic Strategy Portfolio, (the
Acquiring Portfolio), purchased shares of the Seasons Series
Trust International Equity Portfolio, a series of the registrant
(the Acquired Portfolio), through a series of transactions.
As of September 30, 2015, the Acquiring Portfolio owned approximately 23% of the Acquired Portfolio. As of March 31, 2016, the Acquiring Portfolio owned approximately 26% of the Acquired Portfolio.